EXHIBIT 99
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          POTENTIAL LIMITATION OF REMEDIES AGAINST ARTHUR ANDERSEN LLP


This Annual Report does not include a consent from Arthur Andersen LLP related to the audited 2000 financial statements included in this Annual Report as the Company was unable to obtain such written consent after reasonable efforts. The lack of such consent may cause a limitation in the remedies available against Arthur Andersen LLP in connection with the 2000 financial statements.